AMENDMENT TO CUSTODY AGREEMENT

AMENDMENT, dated as of March 1, 2011 (the "Amendment"), among Tributary Funds, Inc (the “Customer”), JPMorgan Chase, National Association (the “J.P. Morgan”) It amends the Domestic Custody Agreement, as amended and restated as of March 1, 2010, (as amended, supplemented or otherwise modified from time to time, the “Custody Agreement”) between the Customer and J.P. Morgan.  Unless otherwise defined herein, capitalized terms shall have the meaning ascribed to such terms in the Custody Agreement.

W I T N E S S E T H:

WHEREAS, the parties desire to amend the Custody Agreement as hereinafter set forth.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereby agree as follows:

1.        Amendments.

(a)
The preamble of the Custody agreement shall be deleted and replaced with the following:
“This agreement, dated January 28, 2011, is between JPMORGAN CHASE BANK, NATIONAL ASSOCIATION (“J.P. Morgan”), with a place of business at One Chase Manhattan Plaza, NY, NY 10005; and each entity listed on Appendix A hereto that signs this Custody Agreement or a separate addendum in the form attached to this Custody Agreement on behalf of each of the series listed under its name on Appendix A, severally and not jointly (each such series a separate and distinct “Customer”). The Custody Agreement, when executed by each Customer, shall constitute separate terms and conditions between J.P. Morgan and each Customer.”

(b)	Upon execution of this Amendment, a new Appendix A is hereby deemed attached to the Custody Agreement in the form of Appendix A attached hereto.
(c)
Section 1.2 shall be hereby modified by adding the following: “’Transfer Account Liabilities’ means with respect to any Customer that portion of any overdraft, obligation, or other amount owing to J.P. Morgan arising under any of the Accounts that are directly attributable to transactions relating to that Customer, including, but not limited to, purchases and redemptions of shares of the Customer.”

(d)
Section 4.3 shall be hereby modified by adding the following: “4.3 (c). Section 4.3(a) notwithstanding, Customer grants to J. P. Morgan a security interest in and a lien on the Financial Assets held in any given Customer’s Securities Account and the cash held in that Customer’s Cash Account to secure the portion of Transfer Account Liabilities with respect to the Customer, and J.P. Morgan shall be entitled without prior to the Customer (provided that J.P. Morgan agrees to provide notice to Customer within a commercially reasonable time after any such action is taken), to withhold delivery of such Financial Assets, sell or otherwise realize any of such Financial Assets and to apply the proceeds and any other monies credited to the Cash Account in satisfaction of such Transfer Account Liabilities, provided that J.P. Morgan hereby agrees, that wh en commercially reasonable, it shall apply monies credited to the Cash Account in satisfaction of such Transfer Account Liabilities before selling or otherwise realizing any of such Financial Assets in the Securities Account, and provided further, that Customer agrees that J.P. Morgan may so apply monies credited to the Cash Account.  For the purpose of effecting the foregoing rights, J.P. Morgan shall be entitled to accelerate the maturity of any fixed term deposits and to effect such currency conversions as may be necessary at its current rates for the sale and purchase of the relevant currencies.”

      3.        Representations.  Each party represents to the other parties that all representations contained in the Custody Agreement are true and accurate as of the date of this Amendment, and that such representations are deemed to be given or repeated by each party, as the case may be, on the date of this Amendment.

4.        Miscellaneous.

(a)       This Amendment may be executed in counterparts each of which will be deemed an original.

(b)       All references in the Agreement to the "Agreement" shall refer to the Custody Agreement as defined therein, as amended by this Amendment.

(c)       This Amendment shall be effective as of the date first written above.

(d)       Except as specifically amended hereby, the Custody Agreement shall continue in full force and effect.

(e)       This amendment shall be governed by and construed in accordance with the laws of the state of New York without reference to choice of law doctrine.

(f)        The headings used in this Amendment are for convenience of reference only and are not to affect the construction of or to be taken into consideration in interpreting this Amendment.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

CUSTOMER

By:	/s/ Stephen R. Frantz
	Name:	Stephen R. Frantz
	Title:	President
	Date:	3/7/11

                                                                        JPMORGAN CHASE BANK, NATIONAL
                        ASSOCIATION

/s/ Paul Larkin
Name:	Paul Larkin
Title:	Executive Director
Date:	March 3, 2011

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APPENDIX A

Account Name	J.P. Morgan Account #
Tributary Small Company Fund
Tributary Balanced Fund
Tributary Core Equity Fund
Tributary Growth Opportunities Fund
Tributary Income Fund
Tributary Large Cap Growth Fund
Tributary Short-Intermediate Bond Fund
Tributary Cash Concentration Account

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